Exhibit (d)(3)

11 lomputershare + BlackRock~ Computershare Trust Company, N.A 150 Royall Street Suite V Canton Massachusetts 02021 lnfonnation Agent: Georgeson LLC Banks, brokers and Shareholders call toll-free: - MRASAMPLE (866) 585-5714 == DESIGNATION {IF ANY) ADD 1 ADD2 - ADD3 ADD4 11 ADDS == - ADD6 c 1234567890 JNT 11 Primary Subscription 12345678901234 Rights SUBSCRIPTION RIGHTS CERTIFICATE r , TO EXERCISE YOUR RIGHTS If you wish to exercise your rights, you must submit your instructions in the following way: Option 1) Mail- Complete the instructions, sign and return this Letter of Transmittal WI the envelope provided. [j-~Option 2) Internet- Visit the Web Platform at www.ComputershareCAS.com/BiackRocklncome and folow the instructions on the site. ~untCode: 1234567890 Control Code: 1234567890 VOID IF NOT RECEIVED BY THE SUBSCRIPTlDN AGENT BEFORE 5:00 PM EASTERN TIME ON OCTOBER 20, 2025(UNLESS EXTENDED) (THE “EXPIRATION DATE”) BLACKROCK INCOME TRUST, INC. SUBSCRIPTION RIGHTS FOR COMMON SHARES (Complete appropriate section on reverse side of this form) The regisbnad holder (the “Halder”) of this Subsaiption Certificate named below, or the assignee, is enti11ed to the number of transferable Rights shown abaw to subsaibe for shares of comroon stock, $0.01 par valua per share (the ‘Common Shares’), of BlackRock Income Trust, Inc. (the “Fund’), in the ratio of ana Common Shara for each three Righi!, pursuant 1o the primary subscription (the ‘Primary Subsaiptionj and upon the blrms and conditions and at the priDe for each Cammon Sharellpi!Cilied in the Pro8pedus Supplement, dated September 30, 2025, and the accompanying Prospectus, dated September 24, 2025, as supplemented to date {collectively the ‘Prospectus’) relating thereto. If you ara a Record Data Cammon Shareholder and WBI’II issuad fawer than thl’lll Righi!, you are anti11ed 1o subscribe for one Common Share. To subscribe for Cammon Shares the Halder must present 1o Compublrshare Trust Company, NA {the ‘Subsaiption Agent’ or ‘Compubln~haraj, prior to 5:00 p.m., Eastern time, on the Expiration Data of Oclober 20, 2025 {unl888 exblnded), either. (a) a properly completed and axaarted Subsaiption Certificate and a check drawn on a bank located in the United Slates and payable 1o ‘Cornputershara’ for an amount equal to the number of Common Shares 111Jbscribed for under the Primary Subscription (and, if such Holder is a Record Date Cammon Shareholder eleding to exercise the Over.Subsaiption Privilege, pursuant to the terms of the Over-Subscription Privilege) muhiplied by the estimated Subscription Price; or {b) a notice of guaranteed delivery (the ‘Notice of Guaranteed Delivery’) guaranteeing delivery of a prope~y completed and executed Subscription Cerlificabl. Under the Over-Subscription Privilege, as daeaibed in the Prospectus, any number of additional Common Shares may be purchased by a Record Data Common Shareholder if such Common Shares ara available and the owner’s Righi! under the Primary Subscription have been fuly axarcised and the pro rata allocation requirements have been satil!liad. Any additional payment required from a participating Holder of Righi! must be raoaivad by the Subscription Agent by 5:00 p.m., Eastern time, on the Expiration Data of October 20, 2025, unl888 the Oft’llr is extended. Airt 8X08ISS payment 1o be refunded by the Fund to a Record Date Common Shareholder who is not allocated the ful amount of Cammon Sha11111 subscribed for pull!luant to the Over-Subscription Privilege will be ratumed to him or her by mail by the Subscription Agent as prompHy as practicable. Aparticipating Holder of Rights will have no right to rescind a purchase after the Subscription Agent has raoaivad a propally completed and eJlBCUted Subscription Certificate and payment by means of a check. This Subscription Certificate may be bansfarred, in the same manner and with the same elred as in the case of a negotiable instrument payable to specific peii!IDns, by duly completing and signing the assignment on the reverse side hereof. Capitalized terms used but not defined in this Subscription Certificate shall have the meanings assigned to them in the Prospectus relating to the Rights. This Subsaiption Certificate shal be governed by and construed in 81l00111ance with the laws of the State of Delaware. To subsaibe pull!luant to the Primary Subscription, thl’lll Righi! and the estimated Subscription Price, which is $10.70, are required for each Cammon Share, and to subscribe pull!luant Ill the Over-Subscription Privilege, the estimated Subscription Price is required for each Cammon Share. Payment of $10.70 per Cammon Share must accompany the Subsaiption Certificate. See the reverse side for forms. HolderiD COY Class Rights Qty Issued Rights Cert., 123456789 xxxx Subscription Rights xxx.xxxxxx 12345678 Signature of Owner and U.S. Person forTax Certification Signature of Co-Owner (if more than one registered holder listed) Date (mmldd/yyyy) 12345678 C L S XRT2 COYC 0474VB

PLEASE FILL IN ALL APPLICABLE INFORMATION.

A. Primary Subscription (3 Rights = 1 Common Share) ____________ (Rights Exercised) ÷ 3 = ____________ (No. of Common Shares) x $10.70 (Estimated Subscription Price) = $____________

B. Over-Subscription Privilege* ____________ (No. of Common Shares) x $10.70 (Estimated Subscription Price) = $____________

* The Over-Subscription Right may only be exercised if the Subscription is exercised to the fullest extent possible and may only be exercised by Holders as described in the Prospectus. Over-subscriptions may not be accepted by the Company and are subject to pro rata reductions.

C. Amount of Check Enclosed (A+B) (or amount in Notice of Guaranteed Delivery) = $____________

D. The following broker-dealer is being designated as having been instrumental in the exercise of this Subscription Right: ____________

E. ☐ Sell any remaining unexercised Rights (must be received by Agent before October 10, 2025 ☐ Sell all of my Rights (must be received by Agent before October 10, 2025

SECTION 1. TO SUBSCRIBE: I acknowledge that I have received the Prospectus for the Rights Offering and I hereby irrevocably subscribe for the number of Common Shares indicated as the total of A and B hereon upon the terms and conditions specified in the Prospectus. I hereby agree that if I fail to pay for the Common Shares for which I have subscribed (or are deemed to have subscribed for as set forth above), the Fund may exercise any of the remedies set forth in the Prospectus.

TO SELL: If I have checked the box on line E, I authorize the sale of Rights by the Subscription Agent according to the procedures described in the Prospectus.

Signature(s) of Subscriber(s)/Seller(s) ____________

Please give your telephone number: (   ) ____________

Please give your e-mail address: ____________

SECTION 2. TO TRANSFER RIGHTS: For value received, _____of the Rights represented by this Subscription Certificate are assigned to:

(Print Full Name of Assignee) ____________

Social Security Number

(Print Full Address) ____________

(Print Full Address) ____________

Signature(s) of Assignor(s) ____________

IMPORTANT: The signature(s) must correspond in every particular, without alteration, with the name(s) as printed on your Subscription Certificate.

Your Signature must be guaranteed by an Eligible Guarantor Institution as that term is defined under Rule 17Ad-15 of the Securities Exchange Act of 1934 if you are transferring your Rights, which may include:

a) a commercial bank or trust company, or
b) a member firm of a domestic stock exchange, or
c) a savings bank or credit union.

Signature Guaranteed By: ____________ (Name of Bank or Firm) ____________ (Signature of Officer and Title)

Return Subscription Certificate by first class mail or overnight courier to: Computershare.

By First Class Mail:

Computershare
C/O Voluntary Corporate Actions/BlackRock
P.O. Box 43011
Providence, RI 02940-3011

By Express Mail or Overnight Courier:

Computershare
C/O Voluntary Corporate Actions; COY: BKT
150 Royall Street Suite V
Canton, MA 02021